Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) is entered as of May 7th, 2024, by and between Streamline Health Solutions, Inc., a Delaware corporation with its headquarters in Alpharetta, Georgia (the “Company”), and Wyche T. “Tee” Green, III, a resident of the state of Georgia (“Executive”). This Second Amendment is offered to that Employment Agreement between Company and Executive dated October 16, 2019, and subsequently amended October 31, 2022 (the “Agreement”).

RECITALS:

WHEREAS, the Company and Executive entered into that certain Agreement dated October 17, 2019, which superseded and replaced that certain Employment Agreement by and between the Company and the Executive dated as of July 28, 2019;

WHEREAS, the Company and Executive entered into that certain Amendment to that Agreement on October 31, 2022;

WHEREAS, Executive has transitioned from the role of Chief Executive Officer to Executive Chairman of the Company;

WHEREAS, as a result, the Company and Executive desire to further amend the Agreement as set forth below;

WHEREAS, Executive acknowledges and agrees that the amendments made herein are made with his express consent and shall not constitute “Good Reason” under the Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties hereby agree as follows, effective as of May 7th, 2024:

A.         Amendments.

1.         Section 2 of the Agreement is deleted in its entirety with the following language inserted in lieu thereof:

2.         POSITION AND DUTIES

During the Term (as defined in Section 10 of this Agreement), the Executive will be employed as the Executive Chairman of the Company and may also serve as an officer or director of affiliates of the Company for no additional compensation, as part of the Executive’s services to the Company hereunder. While employed hereunder, the Executive will do all things necessary, legal and incident to the above positions, as the Board of Directors of the Company (the “Board”) may establish from time to time.

2.         Section 3 of the Agreement is amended to add the following language to the existing provision:

Notwithstanding the foregoing, effective May 7th, 2024, Executive’s Base Salary will be paid at an annualized rate of $100,000.00, less applicable withholdings and deductions. Such amounts will be payable to the Executive in accordance with the normal payroll practices of the Company (but not less frequently than monthly). Subject to such modifications as may be contemplated or approved from time to time by the Board or the Compensation Committee of the Board (the “Committee”), and unless otherwise consented to by Executive, Executive will be eligible to participate in the Company’s benefit plans and programs, including as set forth on Exhibit A, subject to all terms and conditions of such plans as they may be amended from time to time.

3.         Section 11 of the Agreement is deleted in its entirety with the following language inserted in lieu thereof:

11.         TERMINATION

Death. This Agreement and the Executive’s employment hereunder will be terminated on the death of the Executive, effective as of the date of the Executive’s death. In such event, the Company will pay to the estate of the Executive the sum of (i) accrued but unpaid wages earned prior to the Executive’s death (to be paid in accordance with normal practices of the Company) and (ii) expenses incurred by the Executive prior to his death for which the Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and the Executive will be entitled to no severance or other post-termination benefits.

Continued Disability. This Agreement and the Executive’s employment hereunder may be terminated, at the option of the Company, upon a Continued Disability (as defined herein) of the Executive. For the purposes of this Agreement, and unless otherwise required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), “Continued Disability” will be defined as the inability or incapacity (either mental or physical) of the Executive to continue to perform the Executive’s duties hereunder for a continuous period of one hundred twenty (120) working days, or if, during any calendar year of the Term hereof because of disability, the Executive will have been unable to perform the Executive’s duties hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. The determination as to whether the Executive is unable to perform the essential functions of the Executive’s job will be made by the Board or the Committee in its reasonable discretion; provided, however, that if the Executive is not satisfied with the decision of the Board or the Committee, the Executive will submit to examination by three (3) competent physicians who practice in the metropolitan area in which the Company maintains its principal executive office, one of whom will be selected by the Company, another of whom will be selected by the Executive, with the third to be selected by the physicians so selected. The determination of a majority of the physicians so selected will supersede the determination of the Board or the Committee and will be final and conclusive. In the event of the termination of the Executive’s employment due to Continued Disability, the Company will pay to the Executive the sum of (i) accrued but unpaid wages earned prior to the date of the Executive’s termination of employment due to Continued Disability (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by the Executive prior to his termination of employment for which the Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and the Executive will be entitled to no severance or other post-termination benefits.

Termination by the Company or by the Executive Other Than for Death or Disability; Non-Renewal of the Term. Notwithstanding any other provision of this Agreement, the Company may at any time terminate this Agreement and the Executive’s employment hereunder for any reason, the Executive may at any time terminate his employment for any reason, or either party may notify the other that it will not renew the Term. If the employment of the Executive is terminated by the Company or by Executive for any reason other than death or disability (including, but not limited to, resignation), or if either party notifies the other that it will not renew the Term, then, the Company will pay to the Executive the sum of (i) accrued but unpaid wages through the termination date (paid in accordance with the normal practices of the Company), and (ii) expenses incurred by the Executive prior to his termination date for which the Executive is entitled to reimbursement under (and paid in accordance with) Section 4 herein, and the Executive will be entitled to no severance or other post-termination benefits.

4.         Section 13(a) of the Agreement is amended to add the following language to the existing provision:

Notwithstanding the foregoing, effective May 7th, 2024, in the event of a Change in Control (as defined in the Agreement), Executive’s base salary, solely for purposes of calculating the Change in Control Separation Benefits, shall be $480,000.00. To avoid any doubt, in the event of a salary continuation or severance, under Section 13(a) of the Agreement, the Executive’s salary will be $480,000.00.

5.          All other Agreement terms remain unchanged.

6.         Executive acknowledges and consents that each of the revisions, amendments and restatements described herein is made with his express consent.

B.         Waiver and Release.

Executive hereby agrees that, notwithstanding anything to the contrary in the definition of Good Reason set forth in Section 11 of the Agreement, the amendment of Executive’s title, job duties and compensation as set forth herein will not constitute a Good Reason event under the Agreement. For the avoidance of doubt, Executive expressly and irrevocably waives and releases any and all claims or rights he may have, under the Agreement or otherwise, to resign for Good Reason as a result of or in connection with the implementation of the changes to his title, job duties and compensation as set forth in this Second Amendment or the execution of this Second Amendment, or to receive payments and benefits or otherwise be entitled to any other rights under any plan, agreement or other arrangement maintained by the Company or its Affiliates, as the result of any of the above.

The parties hereby agree to the terms herein as of the date set forth above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Bryant J. Reeves, III
Bryant J. Reeves, III
Chief Financial Officer

EXECUTIVE

By:	/s/ Wyche T. Green, III
Wyche T. Green, III

EXHIBIT A

(as Amended and Restated May 7th, 2024)

EMPLOYMENT AGREEMENT BETWEEN STREAMLINE HEALTH SOLUTIONS, INC. AND WYCHE T. “TEE” GREEN, III

COMPENSATION AND BENEFITS

1.    Effective Date. This amended and restated Exhibit A is effective May 7th, 2024.

2.    Salary. Executive will be compensated for work performed at a rate of $100,000 annually, less applicable withholdings and deductions. Such amounts will be payable to the Executive in accordance with the normal payroll practices of the Company (but not less frequently than monthly).

3.    One time bonus. Executive will be issued a bonus of $35,000.00 payable upon the signing of this agreement. Such amount will be payable in accordance with the normal payroll practices of the company.

4.    Benefits. The Executive will be eligible to participate in the Company’s benefit plans and programs, subject to all terms and conditions of such plans as they may be amended from time to time.

5.    Grant of Restricted Stock. The Executive will receive the following grants of equity incentives, subject to approval of the Compensation Committee of the Board and provided that Executive is employed with the Company on the applicable grant date:

(a) A grant of restricted stock in an amount equivalent to $150,000.00 upon the date of the Company’s 2024 annual shareholders meeting, which shall vest in full on the date that is one (1) year following such meeting. Such grant is subject to Board approval and will be made pursuant to and otherwise subject to the terms and conditions of the Company’s Third Amended and Restated 2013 Stock Incentive Plan (or successor plan) and the related restricted stock grant agreement.

(b) A grant of restricted stock in an amount equivalent to $100,000.00 upon the date of the Company’s 2024 annual shareholders meeting, which shall vest once the stock reaches a fair market value of $1.75 per share. Such grant will be made pursuant to and otherwise subject to the terms and conditions of the Company’s Third Amended and Restated 2013 Stock Incentive Plan (or successor plan) and the related restricted stock grant agreement.